Form 10-Q

October 15, 2017

Louis J. Attanasio

Dear Louis:
Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1)
Position. You will start in a full-time position as the Company’s Chief Revenue Officer (your “Position”) on November 8, 2017 and will report to Dheeraj Pandey, the Company’s Chief Executive Officer. In this role, you will be primarily responsible for leading the worldwide teams of Sales, OEM, Channel, SIs, Services, and Education. Moreover, you will render such business and professional services in the performance of your duties, consistent with your Position, as shall reasonably be assigned to you by the Chief Executive Officer. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay. Additionally, your employment with the Company is contingent upon receipt of proof of your eligibility to work in the United States (as required by law) and completion of satisfactory reference and background checks. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing the duties of your Position with the Company.

2)
Compensation. Your starting compensation will be a semi-monthly salary of $32,291.67, which is the equivalent of $775,000 on an annual basis, payable based on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect and as amended from time to time. In addition, you will be eligible for incentive compensation, with an annual target of $775,000, pursuant to the applicable Sales Incentive Plan to be signed by you and the Company within 30 days following the start of your employment with the Company. This brings your overall target compensation to $1,550,000.00 per annum. Compensation pursuant to the Sales Incentive Plan will be paid out on a monthly basis once it is earned, as defined in the plan, and 30 days in arrears. The annual incentive compensation paid to you for the Company’s 2018 fiscal year, if any, will be pro-rated based on your time of service during such fiscal year.

Starting with the Company’s 2019 fiscal year, the Company may designate you to be eligible for discretionary annual incentive compensation, with an annual target of $775,000, under the Company’s Executive Bonus Plan in lieu of being eligible to participate in the Company’s Sales Incentive Plan. This discretionary annual incentive compensation will be subject to achievement of performance targets, which targets will be set by the Company’s Board of Directors (the “Board”) or its Compensation Committee, as determined by the Board, promptly after the beginning of each fiscal year. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Compensation Committee (if so delegated by the Board) in its sole discretion. Your base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or the Compensation Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations.

3)
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy. You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary.

4)
Restricted Stock Units. Subject to the approval of the Board, you will be granted an aggregate of 1,200,000 restricted stock units (the “RSUs”), which represent the right to receive 1,200,000 shares of Nutanix common stock if specific vesting requirements are satisfied. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2016 Equity Incentive Plan (the “Plan”), as described in the Plan as well as in one or more restricted stock unit agreements (“RSU Agreements”) which you will be required to sign. You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock. Subject to the approval of the Board and your continuous service with the Company, as described in the applicable RSU Agreements, the shares subject to the RSUs will vest as follows:

a)
1,000,000 RSUs (the “First Tranche RSUs”) will vest on the following schedule, subject to your continuous service with the Company through each applicable vesting date, to be described in the RSU Agreements: the “First Tranche Vesting Commencement Date” for the First Tranche RSUs will be the first March 15th, June 15th, September 15th, or December 15th, whichever is closest, following your employment start date (such date, your “Start Date”); 25% of the First Tranche RSUs will vest on the one-year anniversary of the First Tranche Vesting Commencement Date (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), and 1/16th of the First Tranche RSUs will vest in quarterly installments thereafter on the 15th day of the applicable month (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), so as to be 100% vested on the date that is the four-year anniversary of the First Tranche Vesting Commencement Date (the foregoing schedule, the “First Tranche Vesting Schedule”). Subject to section 6 of this letter agreement, in the event that your continuous service ceases prior to each applicable vesting date in the First Tranche Vesting Schedule, then any unvested portion of the First Tranche RSUs and your right to acquire any shares subject to such unvested portion of the First Tranche RSUs will immediately terminate.

b)
200,000 RSUs (the “Second Tranche RSUs”) will vest on the following schedule, subject to your continuous service with the Company through each applicable vesting date, to be described in the RSU Agreements: the “Second Tranche Vesting Commencement Date” for the Second Tranche RSUs will be the first March 15th, June 15th, September 15th, or December 15th, whichever is closest, following the two-year anniversary of your Start Date; 1/16th of the Second Tranche RSUs will vest in quarterly installments after the Second Tranche Vesting Commencement Date on the 15th day of the applicable month (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), so as to be 100% vested on the date that is the four-year anniversary of the Second Tranche Vesting Commencement Date (the foregoing schedule, the “Second Tranche Vesting Schedule”). In the event that your continuous service ceases prior to each applicable vesting date in the Second Tranche Vesting Schedule, then any unvested portion of the Second Tranche RSUs and your right to acquire any shares subject to such unvested portion of the Second Tranche RSUs will immediately terminate.

5)
Change of Control. Subject to designation by the Company’s Compensation Committee of the Board of Directors of you as an Eligible Employee (as defined in the CoC Policy, defined below) and provided you have executed a Participation Agreement in the form attached hereto as Exhibit A (the “Participation Agreement”), you will eligible to participate in the Company’s Change of Control and Severance Policy (“CoC Policy”) at the Tier 2 Level. A copy of the CoC Policy and the Participation Agreement are attached hereto as Exhibit A.

6)
Severance. If (i) during one of the periods described in the table below and in all cases prior to a Change of Control Period (as defined in the CoC Policy), your employment is terminated by the Company for any reason other than Cause (as defined in the CoC Policy) or you resign for Good Reason (as defined in the CoC Policy), and (ii) you comply with the Conditions (as defined below), then the applicable number of First Tranche RSUs set forth in the table below will immediately vest on the effective date of the termination of your employment (the “Termination Date”).

Period	Number of First Tranche RSUs
On or prior to the one-year anniversary of your Start Date (the “One-Year Anniversary”) and a Change of Control Period.	250,000 First Tranche RSUs.
Following the One-Year Anniversary and on or prior to the two-year anniversary of your Start Date and a Change of Control Period.	In addition to any portion of the First Tranche RSUs that vest in accordance with the First Tranche Vesting Schedule, 250,000 First Tranche RSUs.

For the avoidance of doubt, in no event will more than 250,000 First Tranche RSUs be deemed vested as a result of the accelerated vesting rights provided under this section 6. For purposes of this letter agreement, “Conditions” will mean (A) you have returned all Company property in your possession within 10 days following the Termination Date, and (B) you have executed a Release (as defined in the CoC Policy) and such Release has become effective and irrevocable no later than the 60th day following the Termination Date (the “Release Deadline”). Any RSUs that vest under this section 6 will be settled on the first trading day following the Release Deadline. For the avoidance of doubt, if the Release is not executed, or if the Release is executed but does not become effective and irrevocable by the Release Deadline, no RSUs will vest under this section 6, and you will forfeit any and all rights to accelerated vesting of First Tranche RSUs under this section 6.

7)
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Inventions Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed CIIAA before your first day of employment. A copy of this is attached hereto as Exhibit B.

8)
At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9)
Conditions. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you acknowledge that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

10)
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that you may join other boards of directors (of both for-profit and non-profit organizations) from time to time with, in each case, prior approval of the Company’s legal department, so long as in any case such services are not for any competitor of the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information of your former employers. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11)	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

12)	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

13)
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this agreement. The Company further agrees to reimburse the fees associated with your attorney review in an amount not to exceed $5,000.

14)
Entire Agreement. This letter, along with the CIIAA, the Plan, the RSU Agreements, the Sales Incentive Plan (if and when executed), the CoC Policy, and the Participation Agreement (if and when executed), set forth the terms of your employment with the Company, and supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

-Signature page follows-

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information & Inventions Assignment Agreement and return them via DocuSign. This offer, if not accepted, will expire at 10:00 am Pacific time on October 16, 2017.
We look forward to having you join us no later than November 8, 2017.

Sincerely,
Nutanix, Inc.
By: /s/ Dheeraj Pandey
Signature
Name: Dheeraj Pandey
Title: Co-Founder and CEO
ACCEPTED AND AGREED: I confirm I am Louis J. Attanasio and I intend to electronically sign this document.  I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Louis J. Attanasio

/s/ Louis Attanasio	(Signature)
October 16, 2017	Date